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                                                                    EXHIBIT 23.4


                                                  Charles Kiernan
                                                  196 Long lots Road
                                                  Westport, Ct 06880



July 2, 2002

John E. Hamilton
Graham Packaging Holdings Company
2401 Pleasant Valley Road
York, PA 17402


Dear Mr. Hamilton:


As we have discussed, I have agreed to serve as a member of the Board of Directors of Graham Packaging Company Inc., a Delaware corporation (the "Company"), which will be the new name of GPC Capital Corp. II, a wholly-owned subsidiary of Graham Packaging Holdings Company ("Holdings"), and will exchange newly issued shares of its common stock for all of the partnership interests of Holdings. I understand I will be elected as a director of the Company immediately prior to the Company's initial public offering. I consent to being named as a future Board member of the Company in the Form S-1 registration statement being filed in connection with the Company's initial public offering and in the Form S-1 registration statement being filed in connection with the Company's offering of senior subordinated notes due 2008.


Very truly yours,



/s/ Charles G. Kiernan
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Charles Kiernan